Exhibit 10.23

NetRatings UK Limited

David Day

Compromise Agreement

SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

COMPROMISE AGREEMENT

Dated:   17 February 2006

BETWEEN:

(1)           DAVID DAY of 1 Morlands, East Hanney, Oxfordshire, OX12 0JW (“you”); and

(2)                                  NETRATINGS UK LIMITED (company number 05564009) whose registered office is at 77 St John Street, London EC1M 4NN (the “Company”).

WHEREAS:

(A)                              You have been employed by the Company and AC Nielsen Co. Ltd since 27 April 1997.

(B)                                You and the Company have agreed the terms upon which your employment with the Company will terminate, following an intimation by the Company of potential serious disciplinary matters and your indication that you would take issue with those matters.

(C)                                The Company is entering into this Agreement for itself and as agent for each and every company which is a holding company or subsidiary of the Company and each and every subsidiary of any such holding company, whether in the United Kingdom or elsewhere (“Group Company”) and is duly authorised in that behalf.

IT IS AGREED as follows:

1.                                      Termination Date and Reason for Dismissal

Your employment will terminate on 15 May 2006 (the “Termination Date”) following your resignation which is deemed effective as at 14 February 2006. The reason for the termination of your employment is your resignation. You will continue to receive your normal salary and contractual benefits up to and including the Termination Date.

2.                                      Continuing Duties

You will continue to perform your normal duties until 28 February 2006. After this date, until 15 May 2006,  you will be on garden leave and will not be required to perform any services for the Company. During the garden leave period you should not contact clients or colleagues save when specifically requested to do so or enter any premises of the Company and you are expected to remain contactable at all times. You are required to use up any accrued holiday during the garden leave period. You should inform us of any days that you intend to take as holiday. Save for the requirement to provide services, you remain bound by your continuing obligations as an employee, including your duty of fidelity,  until the Termination Date.

3.                                      Consideration

3.1                                 As consideration for this Agreement, the Company will pay the sum of £35,320 (thirty five thousand three hundred and twenty pounds) to you as a severance payment, less appropriate statutory deductions. The severance payment will be paid to you within 21 days of the Termination Date. You and the Company declare the common view that this payment may be made free of tax and national insurance to the extent of the first £30,000.00.

3.2                                 The terms of the Amended and Restated 1998 NetRatings Stock Plan will apply in all respects including the 90-day post-termination limitation for the exercise of vested stock options, which in your case will run from 15 May 2006.

3.3                                 The Company will also procure the following provisions in relation to restricted stock: If the Company meets its defined financial targets, in accordance with the terms of the Executive Team Restricted Stock Award Performance Vesting Terms (“Restricted Stock Terms”), you will receive 6,666 (six thousand, six hundred and sixty six) shares of NetRatings common stock, available following the public release of NetRatings’ full year 2005 financial results, currently scheduled for 9 March 2005, after the close of the Nasdaq market. The balance of the restricted stock that you might otherwise have received under the Restricted Stock Terms, is forfeited.

3.4                                 You should note that the Company is under no obligation to provide any of the benefits or payments detailed at 3.1 to 3.3 above, in the circumstances of the termination of your employment, and it agrees to the above terms without any admission of liability.

4.                                      Resignation of Directorships

You shall resign as a director of the Company and any Group Company of which you are a director or officer, with effect from 14 February 2006, by delivering to the Company a letter of resignation in the terms of the draft attached at Appendix 1 and do any other act required by the Company to effect such resignations from such offices.

5.                                      Return of Property

You agree to return all books, documents, papers (including copies), material, credit cards, keys, mobile communication devices or other property of or relating to the business of the Company or any Group Company, its or their customers, clients or suppliers to the Company’s premises on or before 28 February 2006.

6.                                      Post Termination Obligations and Confidential Information

6.1                                 At no time after 28 February 2006 shall you directly or indirectly represent yourself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

6.2                                 In consideration of a payment of £10,000 (ten thousand pounds)  (less appropriate statutory deductions), which payment will be made to you within 21 days of the Termination Date,

6.2.1                        you agree that for a period of nine months after the Termination Date you will not, directly or indirectly

(a)                                  solicit from any clients of the Company with whom you have dealt at any time in the 12 months prior to the Termination Date, any business that is the same as or which would compete with any business carried on by the Company as at the Termination Date

(b)                                 be involved with in any capacity, or carry on, any business that competes directly with any of the Company’s current products, including but not limited to Internet Audience Measurement, Web Analytics and Advertising Effectiveness

(c)                                  solicit any employees of the Company, who are senior managers or sales staff, to work in a business which competes or is preparing to compete with the business of the Company

6.2.2                        you agree that you will not (except with the express written consent of the Board of the Company or in compliance with an order of a competent court) at any time (without limit) before or after the Termination Date:

(a)                                  divulge or communicate to any person, company, business entity or other organisation; or

(b)                                 use for your own purposes or for any purposes other than those of the Company or any Group Company; or

(c)                                  through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any information including but not limited to terms of contracts or arrangements, existing and potential projects,  information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans, the business, products, affairs and finances of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company or of any of its or their suppliers, clients or customers (“Confidential Information”).

6.3                                 Without Prejudice to Clause 6.2.2 above and any other terms of this Agreement,  both before and after the Termination Date,  you will abide by the terms of the Company Trade Secrets Agreement dated 29 June 2000 and communicated to you on your joining AC Nielsen eRatings.com, save that Paragraph 3 of the Trade Secrets Agreement is expressly replaced by clause 6.2.1(c) of this Agreement.

7.                                      Confidentiality

You agree that your resignation and the existence of and terms of this Agreement will be confidential and you will not disclose them to any other person unless specifically authorised by the Board of the Company to do so (save for the purpose of seeking legal advice in relation to them, or to the relevant tax authorities or as otherwise required by law to disclose), save that after William Pulver, President and CEO of NetRatings has made a formal announcement to employees (which is expected to be on or after 24 February 2006) you may also disclose the fact that you have resigned from the Company

8.                                      Retention of Confidential Information

You undertake that as at the Termination Date no Confidential Information belonging to the Company or any Group Company (including, without limitation, any software programs or codes) whether belonging to the Company or provided to you by them, in connection with your employment, will be stored in any manner where such information is electronically recoverable by any means, on any electronic device, including all devices on which you may have stored any such confidential information and where any copy has been delivered by you to any third party, including all devices of such third party.

9.                                      Announcements

9.1                                 You and the Company (on the basis that the Company’s obligations are deliverable via Directors and Senior Executives) undertake not to make nor publish nor cause to be made or published to anyone, whether orally or in writing, in any circumstances any disparaging remarks concerning the other (and in your case concerning any Group Company,  the Directors, officers, shareholders or employees of the Company or any Group Company) or make or publish or cause to be made or published,  or do any act or thing which might reasonably be expected to damage the business interests or reputation of the other (and in your case, of any Group Company, the Directors, officers, shareholders or employees of the Company or any Group Company).

9.2                                 The Company will provide an employment reference for you in accordance with its usual policy, stating only position held, period of service and (if you consent) your level of remuneration. Any request for an employment reference must be sent in writing to the Company addressed to NetRatings UK Ltd, Attention: HR Manager, 2nd Floor West, Unipart House, Garsington Road Oxford OX4 2PG.

10.                               Waiver of Claims Against Company

This Agreement is in full and final settlement of all and any claims that you may have against the Company or any Group Company, in any jurisdiction, relating to your employment or the holding of any office, the termination of your employment or the loss of any office or any other matter including any common law, contractual or statutory claims that you have against such companies save for the sums and benefits due to you as set out in this Agreement, and save in respect of any claim in respect of accrued pension rights and or any claim in respect of personal injury, the circumstances relating to which are unknown or could not reasonably be known to you as at the date of this Agreement (“the Excluded Claims”).

11.                               Independent Legal Advice

11.1                           It is a condition of this Agreement that you have received legal advice from a “relevant independent adviser” (within the meaning of section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular on its effect on your ability to pursue a complaint or proceeding in an Employment Tribunal or civil court. You hereby represent, warrant and undertake that:

11.1.1                  you have taken the advice described in clause 12.1 from Colin Henney of Henmans Solicitors, 116 St Aldates, Oxford, OX1 1HA and Colin Henney has supplied to the Company, a letter in the terms of Appendix 2 to this Agreement;

11.1.2                  you have been advised by your adviser that there is, and was at the time you received the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of that advice;

11.1.3                  you have instructed your adviser to advise as to whether you have or may have any claims, including statutory claims, against the Company or any Group Company arising out of or in connection with your employment or directorship(s) and its or their termination; and

11.1.4                  you have provided your adviser with all available information which your adviser requires or may require in order to advise whether you have any such claims and your adviser has advised you that on the basis of the information available to your adviser:

(a)                                  your only claims or potential complaints against the Company or any Group Company, whether statutory, contractual, at common law or otherwise, are those listed in Clause 12.1 of this Agreement; and

(b)                                 you have no other claim against the Company or any Group Company whether statutory, contractual, at common law or otherwise Except in respect of the Excluded Claims (if any)

12.                               Full and Final Settlement

12.1                           You agree the terms of this Agreement are without admission of liability on the part of the Company or any Group Company in full and final settlement of all claims (if any) (except in respect of the Excluded Claims), in any legal jurisdiction, whether contractual, statutory or otherwise whether contemplated or not which you have or may have against the Company or any Group Company or their respective shareholders, officers or employees arising out of or in connection with your employment or directorships and its or their termination, including but not limited to the following claims under English and/or European Union law which are the complaints to which this Agreement relates and which may be contemplated by you in the current circumstances or which are the subject of commenced proceedings. [EMPLOYEE’S ADVISER TO DELETE CLAIMS THAT ARE NOT CONTEMPLATED BY EMPLOYEE OR THE SUBJECT OF COMMENCED PROCEEDINGS]

12.1.1                  any claim for unfair dismissal;

12.1.2                  intentionally deleted;

12.1.3                  any claim arising out of a contravention or an alleged contravention of the Employment Act 2002 and/or the Employment Act 2002 (Dispute Resolution) Regulations 2004 (statutory dismissal, disciplinary and grievance procedures);

12.1.4                  any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages);

12.1.5                  intentionally deleted;

12.1.6                  any claim arising out of a contravention or alleged contravention of Regulation 10 (duty to inform and consult) or Regulation 11 (entitlement to compensation) of the Transfer of Undertakings (Protection Employment) Regulations 1981;

12.1.7                  intentionally deleted;

12.1.8                  intentionally deleted;

12.1.9                  intentionally deleted;

12.1.10            any claim of disability discrimination;

12.1.11            any claims under the Working Time Regulations 1998;

12.1.12            intentionally deleted;

12.1.13            any claim for breach of contract;

12.1.14            intentionally deleted;

12.1.15            intentionally deleted;

12.1.16            intentionally deleted;

12.1.17            intentionally deleted;

12.1.18            any claims arising out of or in connection with any entitlement to stock options or restricted stock.

12.1.19            any claims in relation to a bonus or other incentive payment or award

12.2                           You warrant to the best of your information and belief that you are not aware of the circumstances of any personal injury claim that you might have against the Company or any other Group Company and that as at the date of this Agreement you have not received any social security benefits in respect of any injury, accident or disease alleged to have occurred in connection with, as a result of or been caused by any claim referred to in this clause 12.

You confirm that you have not instituted any complaint to or proceedings in the High Court, a County Court or an Employment Tribunal and agree to refrain from bringing or instituting any claims against the Company or any shareholder, officer or employee of the Company including but not limited to those claims specified in clause 13.

13.                               Reliance

You acknowledge that the Company has entered into this Agreement in reliance on the warranties, representations, acknowledgments and undertakings given by you herein. In the event of any breach by you of the warranties, representations, acknowledgements and undertakings and/or in the event of you bringing any claims set out in clause 13, without prejudice to any other remedy the Company may have, an amount in respect of the total Consideration at clause 3.1 shall be repaid to you to the Company forthwith and shall be recoverable by the Company as a debt.

14.                               Satisfaction of Conditions Regarding Compromise Agreements

It is agreed and acknowledged that the conditions regulating Compromise Agreements contained in Section 77 of the Sex Discrimination Act 1975, Section 72 of the Race Relations Act 1976, Section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 9 of the Disability Discrimination Act 1995, Section 203 of the Employment Rights Act 1996, Section 49 of the National Minimum Wage Act 1998, Regulation 35 of the Working Time Regulations 1998, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003 and Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 are intended to be and have been satisfied.

15.                               Enforcement

Any Group Company and any person being a director, officer, agent or employee,( but not you) of the Company or any Group Company at the date of this Agreement may enforce any of the terms of this Agreement in such person’s own right and the Contracts (Rights of Third Parties) Act 1999 shall apply only to this extent.

16.                               Severability

Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected and this Agreement shall be construed as if the Agreement had never included the unenforceable provision.

17.                               Jurisdiction

This Agreement shall be governed by and construed in accordance with English law and you and the Company hereby submit to the exclusive jurisdiction of the English Courts. This Agreement may, however, be enforced by the Company in any court of competent jurisdiction.

18.                               Headings

The headings to clauses in this Agreement are for convenience only and have no legal effect.

19.                               Counterparts

This Agreement may be executed in one or more parts by the parties on separate counterpart or facsimile copies each of which when so executed by any party shall be an original but all executed counterpart or facsimile copies shall together when delivered constitute but one agreement. This Agreement shall not be completed delivered or dated until each party has received counterpart or facsimile copies validly executed by all other parties. The date of this Agreement shall be the date in the United Kingdom on which validly executed copies were received by all parties.

20.                               Whole Agreement

This Agreement sets out the entire agreement between the Company and you and supersedes all prior discussions between the parties or their advisers and all statements,

representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.

Signed by:	/s/ David Day

David Day

In the presence of a witness
Signed by:	/s/ Oona Phipps

Witness name:	Oona Phipps

Witness address:	116 St Aldates
Oxford OX1 H1A

Signed by	/s/ Alan Shapiro
For and on behalf of NetRatings UK Ltd